FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                          PETER KIEWIT SONS', INC.
           (Exact name of registrant as specified in its charter)

Delaware                                               47-0210602
(State of incorporation)                         (I.R.S. Employer
                                              Identification No.)
1000 Kiewit Plaza
Omaha, Nebraska                                             68131
(Address of principal                                  (Zip code)
 executive offices)
                          PETER KIEWIT SONS', INC.
                          EMPLOYEE OWNERSHIP PLAN
                          (Full title of the plan)

                          Kenneth D. Gaskins, Esq.
                          Peter Kiewit Sons', Inc.
                             1000 Kiewit Plaza
                           Omaha, Nebraska   68131
                               (402) 342-2052
                    (Name, address and telephone number
                            of agent for service)




                          Calculation of Registration Fee


                                      Proposed
                                      Maximum     Proposed
                         Amount       Offering    Maximum        Amount of
Title of Securities      to be        Price Per   Offering       Registration
to be Registered         Registered   Share       Price          Fee

Class C Construction     1,050,000    $ 25.10    $26,355,000     $9,088
& Mining Group             shares
Restricted Redeemable
Convertible Exchangeable
Common Stock, par value
$.0625 per share

Class D Diversified
Group Convertible          100,000      60.25      6,025,000      2,079
Exchangeable Common        shares
Stock, par value
$.0625 per share

1995 Series Convertible $3,000,000     102.5%    $ 3,075,000      1,061
Debentures due October
31, 2005

                                                   Total        $12,228

                                          PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.

     The information furnished to participants is not required to be filed with this registration statement.


                                          PART II

                     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The following documents filed with the Securities and Exchange Commission by the Company are incorporated by reference in this registration statement:

     (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1994.

     (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31,
1994.

     (c) Descriptions of the Company's Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock ("Class C Stock") and Class D Diversified Group Convertible Exchangeable Common Stock ("Class D Stock") contained in the Company's Registration Statement on Amendment No. 1 to Form S-4 filed November 4, 1991 (SEC File No. 33-43519).

All documents filed hereafter by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Class C Stock

     The description of this class of securities is incorporated by reference. See Item 3(c) above. Of the 1,050,000 shares of Class C stock being registered, approximately 19,927 shares are reserved for conversion of Convertible Debentures issued in 1990. The 1990 Convertible Debentures were described in the Company's Registration Statement on Form S-8 filed October 3, 1990 (SEC File No. 33-29904). At the time of issuance, each 1990 Debenture provided for conversion during October 1995 into a fixed number of shares of the Company's Class C Common Stock, equal to the face amount of the debenture divided by the 1990 formula price per share of Class C Common Stock. The terms of the Debentures provide that an equivalent number of shares are to be issued if the Company's securities are changed because of merger, recapitalization, or similar events. As described in the Company's Registration Statement on Amendment No. 1 to Form S-4 filed November 4, 1991 (SEC File No. 33-43519), the Company has reclassified its common stock. Each share of old Class C Common Stock was exchanged on January 8, 1992 for one share of new Class C Stock and one share of new Class D Stock. The 1990 Convertible Debentures, which had been convertible into a fixed number of shares of old Class C Common Stock, are now convertible into the same number of shares of new Class C Stock and an equal number of shares of new Class D Stock.

Class D Stock

     The description of this class of securities is incorporated by reference. See Item 3(c) above. Of the 100,000 shares being registered, approximately 19,927 shares of Class D Stock are reserved for conversion of Convertible Debentures issued in 1990.
See the explanation in the preceding paragraph.
Convertible Debentures

     The 1995 Series Convertible Debentures ("1995 Debentures") will be issued in fully registered form under an Indenture dated July 1, 1986 ("Indenture"), between the Company and FirsTier Bank N.A. Omaha (the "Trustee"). The Indenture does not limit the aggregate principal amount of debentures which may be issued and provides that debentures may be issued from time to time in one or more series. The registered principal amount of the 1995 Debentures is $3,000,000.

     The 1995 Debentures will be issued on November 1, 1995, and will bear interest payable annually on November 1 of each year and on the maturity date. If the 1995 Debentures are converted into the Company's Class C Stock (see "Conversion Rights" below), interest ceases to accrue on June 30, 2000. The 1995 Debentures will be unsecured obligations of the Company, and the holders thereof will rank equally with other unsecured creditors of the Company in bankruptcy. The 1995 Debentures will be issued only in registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. The purchaser will be required to pay a premium of $25 for each $1,000 in principal amount of the 1995 Debentures purchased.

     The Company currently has outstanding Convertible Debentures of the 1990-1994 Series in the aggregate principal amount of $7,265,000. These debentures were also issued under the Indenture, which is "qualified" under the Trust Indenture Act of 1939.

The terms of the 1995 Debentures include those stated under the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. Holders of the 1995 Debentures are referred to the Trust Indenture Act of 1939 and the Indenture, the form of which is incorporated by reference into this Registration Statement, for a complete statement of those terms. The following is a summary of those terms and the terms of the repurchase agreements to be executed by the 1995 Debenture holders.

     Conversion Rights. Debenture holders may convert 1995 Debentures into the Company's Class C Stock from October 1, 2000 through October 31, 2000. No other conversion period is provided for, and if the holder does not convert to stock during this period, the conversion right is lost. The entire principal amount (no partial conversions are permitted) of a 1995 Debenture is convertible into whole shares of stock at a conversion price of $25.55 (less the amount of any dividend declared during 1995 prior to November 1, 1995) per share, the Formula Price of Class C Stock as of November 1, 1995, the date of issuance of the 1995 Debentures. A cash payment by the debenture holder is required where necessary to avoid the issuance of fractional shares. The conversion right is conditioned upon the execution of a repurchase agreement pertaining to the stock acquired by means of the conversion. The conversion rights will be adjusted to reflect stock splits, stock dividends, stock reclassifications or certain corporate reorganizations between the date of purchase of the debentures and the date of conversion.

     Ownership and Transfer Restrictions. Debentures are offered by the Company to employees who the Board of Directors and management determine have contributed significantly to the growth and performance of the Company. Sales of the debentures are conditioned upon the execution of a repurchase agreement under which the purchaser agrees that he will not transfer the debentures except in a sale to the Company. The Company must purchase any debentures offered to it by debenture holders. The repurchase agreement also provides that the debentures must be sold back to the Company upon the death or retirement of the purchaser of the debenture or the termination of his employment with the Company.
In any of the above-mentioned instances, the Company will purchase the debentures at a price equal to the principal amount thereof, together with accrued interest from the last interest payment date to the date of such purchase at the stated rate. No payment is made by the Company with respect to the original bond premium. In the event the Company is offered some, but not all, of a debenture holder's debentures, the Company may purchase all of such holder's debentures.

     Redemption. Upon not less than ten days' written notice, the Company may, at its option, redeem all (but not less than all) of the debentures of any given series at the principal amount thereof, together with accrued interest from the last interest payment date to the date fixed for redemption at the stated rate. No payment is made by the Company with respect to the original bond premium. The Company may not redeem debentures of any series during the one-month conversion period applicable to that series.

     Modification of Indenture. The Indenture permits modification or amendment thereof with the consent of the holders of not less than two-thirds in principal amount of each series of debentures, but no modification of the terms of payment, conversion rights, or the percentage required for modification will be effective against any debenture holder without his consent.

     Events of Default and Withholding of Notice Thereof to Debenture Holders. The Indenture provides for the following Events of Default with respect to each series of the debentures: (i) failure to pay interest upon any of the debentures of such series when due, continued for a period of 60 days and (ii) failure to pay principal of the debentures of such series when due, continued for a period of 60 days.

     The Trustee, within 90 days after the occurrence of a default with respect to a particular series of debentures, is to give the holders of debentures of such series notice of all defaults known to the Trustee, unless cured prior to the giving of such notice, provided that, except in the case of default in the payment of principal or interest on any of the debentures of such series, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of debentures of such series.

     Upon the happening and during the continuance of a default with respect to a particular series of debentures, the Trustee may declare the principal of all the debentures of such series and the interest accrued thereon due and payable, but if the default is cured, the holders of a majority of such debentures may waive all defaults and rescind such declaration. Subject to the provisions of the Indenture relating to the duties of the Trustee in case any such default shall have occurred and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers at the request, order or direction of any of the debenture holders unless they shall have offered to the Trustee reasonable security or indemnity. A majority of the holders of outstanding debentures of such series will have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to the debentures of such series.

     The Trustee. The Company maintains a demand deposit account and conducts routine banking business with the Trustee. The Indenture contains limitations on the right of the Trustee, as a creditor of the Company under other instruments, to obtain payment of claims in specified cases, or to realize on certain property received in respect of any such claim as security or otherwise.

     Authentication and Delivery. The debentures may be authenticated and delivered upon the written order of the Company without any further corporate action.

     Satisfaction and Discharge of Indenture. The Indenture may be discharged upon payment or redemption of all of the debentures or upon deposit with the Trustee of funds sufficient therefor.

Item 5.  Interests of Named Experts and Counsel

     The legality of the securities offered by this Prospectus have been passed upon for the Company by Kenneth D. Gaskins. Mr. Gaskins, Corporate Counsel, is an employee of the Company. Mr. Gaskins owns shares of the Company's Class C and Class D Stock and may be offered the opportunity to purchase additional securities in this offering.

Item 6.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its officers and directors to the extent provided in that statute. The Company's Certificate of Incorporation and By-laws contain provisions intended to indemnify officers and directors against liability to the fullest extent permitted by the Delaware General Corporation Law. The Delaware General Corporation Law empowers the Company to maintain insurance on behalf of officers and directors against liabilities incurred while acting in such capacities. The Company does maintain such insurance.

Item 7.  Exemption from Registration Claimed

     No restricted securities are to be reoffered or resold pursuant to this registration statement.

Item 8.  Exhibits

Exhibits filed as a part of this Registration Statement are listed below. Exhibits incorporated by reference are indicated in parentheses.

Exhibit
Number    Description

4.1       Certificate of Incorporation (Exhibit 3.1 to the
          Company's Annual Report on Form 10-K for 1991).

4.2       By-laws (Exhibit 3.4 to the Company's Annual Report on
          Form 10-K for 1992).

4.3 Indenture dated as of July 1, 1986 between the Company and FirsTier Bank N.A. Omaha as Trustee (Exhibit 4.2 to
          Amendment No. 1 to the Company's Form S-1 Registration
          Statement filed August 11, 1986).

4.4       Form of Stock Repurchase Agreement for Employee
          Stockholders (Exhibit 2.1 to the Company's Registration
          Statement on Form 8-A filed February 20, 1992).

4.5 Form of Agreement with respect to Convertible Debentures of Peter Kiewit Sons', Inc. (Exhibit 4.6 to Amendment No. 1 to the Company's Form S-1 Registration Statement filed August 11, 1986).

5 Opinion of Kenneth D. Gaskins, Esq., with respect to legality of securities being registered.

23.1      Consent of Coopers & Lybrand L.L.P.

23.2      Consent of Counsel (included in Exhibit 5).


Item 9.  Undertakings

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) The undersigned registrant hereby undertakes to deliver, or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given a copy of the registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the annual report of the registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such employee.

     (e) The undersigned registrant hereby undertakes to transmit or cause to be transmitted to all employees participating in the plan who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

     (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on the 28th day of April, 1995.

                                        PETER KIEWIT SONS', INC.


                                        By: /s/ Robert E. Julian
                                        Robert E. Julian
                                        Executive Vice President -
                                        Chief Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 28th day of April, 1995.

/s/ Walter Scott, Jr.                  Chairman of the Board
Walter Scott, Jr.                      and President (principal
                                       executive officer)

/s/ Robert E. Julian                   Director, Executive Vice
Robert E. Julian                       President-Chief
                                       Financial
                                       Officer (principal financial
                                       officer)

/s/ Eric J. Mortensen                  Controller
Eric J. Mortensen                      (principal accounting
                                        officer)


/s/ Richard W. Colf                    /s/ Charles M. Harper
Richard W. Colf, Director              Charles M. Harper, Director


/s/ James Q. Crowe                     /s/ Richard R. Jaros
James Q. Crowe, Director               Richard R. Jaros, Director


/s/ Robert B. Daugherty                /s/ Leonard W. Kearney
Robert B. Daugherty, Director          Leonard W. Kearney, Director


/s/ Richard Geary                      /s/ Peter Kiewit, Jr.
Richard Geary, Director                Peter Kiewit, Jr., Director


/s/ Bruce E. Grewcock                  /s/ Kenneth E. Stinson
Bruce E. Grewcock, Director            Kenneth E. Stinson, Director


/s/ William L. Grewcock                /s/ George B. Toll, Jr.
William L. Grewcock, Director          George B. Toll, Jr.,Director

                                  PETER KIEWIT SONS', INC.
                                     INDEX TO EXHIBITS


Exhibit
No.                 Description of Exhibit

5                   Legal opinion of Kenneth D. Gaskins, Esq.

23.1                Consent of Coopers & Lybrand L.L.P.

                                      EXHIBIT  5



                                    April 28, 1995



Peter Kiewit Sons', Inc.
1000 Kiewit Plaza
Omaha, Nebraska  68131

     Re:     Form S-8 Registration Statement

Gentlemen:

     Reference is made to the Registration Statement on Form S-8 of Peter Kiewit Sons', Inc. (the "Company"), to be filed with the
Securities and Exchange Commission on or about April 28, 1995 (the "Registration Statement"). The Registration Statement will register 1,050,000 of Class C Construction & Mining Group
Restricted Redeemable Convertible Exchangeable Common Stock,
100,000 shares of Class D Diversified Group Convertible
Exchangeable Common Stock, and $3,000,000.00 of 1995 Series
Convertible Debentures due October 31, 2005.

     As counsel to the Company, I am familiar with the contents of the Registration Statement, the terms and conditions of the securities to be registered thereunder, and the Trust Indenture under which the Convertible Debentures will be issued.

     Based on the foregoing, it is my opinion that:

1. The shares of Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock and Class D Diversified Group Convertible Exchangeable Common Stock, when sold pursuant to the offering contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

2. The 1995 Series Convertible Debentures, when issued and sold pursuant to such offering and in accordance with the terms of the Trust Indenture, will be binding obligations of the Company.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                        Yours very truly,



                                        /s/ Kenneth D. Gaskins
KDG/lsv                                 Kenneth D. Gaskins
                                        Corporate Counsel

                                      EXHIBIT  23.1



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Peter Kiewit Sons', Inc. on Form S-8 of our report dated March 20, 1995, of our audits of the consolidated financial statements and financial statement schedules of Peter Kiewit Sons', Inc. as of December 31, 1994 and December 25, 1993, and for the three years ended December 31, 1994, which report is included in the Annual Report on Form 10-K of Peter Kiewit Sons', Inc.




                                   /s/ Coopers & Lybrand
                                   COOPERS & LYBRAND L.L.P.



Omaha, Nebraska
April 28, 1995